Tanger Factory Outlet Centers, Inc.

News Release

For Release: IMMEDIATE RELEASE
Contact: Frank C. Marchisello, Jr.
 (336) 834-6834

TANGER REPORTS THIRD QUARTER 2008 RESULTS
10.6% Increase in Total FFO, 9.4% Increase in FFO Per Share
4.7% Increase in Same Center Net Operating Income
Adds Bridget Ryan Berman to Board of Directors

Greensboro, NC, October 28, 2008, Tanger Factory Outlet Centers, Inc. (NYSE:SKT) today reported funds from operations available to common shareholders (“FFO”), a widely accepted measure of REIT performance, for the three months ended September 30, 2008 increased 9.4% to $0.70 per share, or $26.5 million, as compared to FFO of $0.64 per share, or $23.9 million, for the three months ended September 30, 2007.  For the nine months ended September 30, 2008, FFO was $64.4 million, or $1.70 per share, as compared to FFO of $67.4 million, or $1.80 per share, for the nine months ended September 30, 2007.

FFO for the nine months ended September 30, 2008 was impacted by a previously announced $8.9 million charge relating to the settlement of $200.0 million in 10 year US Treasury locks, as well as a $406,000 prepayment premium associated with the early extinguishment of debt.  Excluding these two non-recurring charges, FFO for the nine months ended September 30, 2008 would have been $1.94 per share, representing an increase of 7.8% compared to the nine months ended September 30, 2007.

For the three months ended September 30, 2008, net income available to common shareholders increased 26.9% to $8.9 million or $0.28 per share, as compared to $7.0 million, or $0.22 per share for the third quarter of 2007.  Net income available to common shareholders for the nine months ended September 30, 2008 was $14.3 million, or $0.45 per share compared $13.9 million, or $0.44 per share for the first nine months of 2007.  Net income available to common shareholders for the nine months ended September 30, 2008 was also impacted by the non-recurring charges described above.

Net income and FFO per share amounts above are on a diluted basis.  FFO is a supplemental non-GAAP financial measure used as a standard in the real estate industry to measure and compare the operating performance of real estate companies.  A complete reconciliation containing adjustments from GAAP net income to FFO is included in this press release.

Third Quarter Highlights

•	Received an upgrade from BBB- to BBB from Standard and Poor’s Ratings Services on October 23, 2008

•	31.2% debt-to-total market capitalization ratio, compared to 30.5% as of September 30, 2007

•	3.92 times interest coverage ratio compared to 3.40 times last year

•	4.7% increase in same center net operating income for the third quarter and year to date

•	47.0% average increase in base rental rates on 77,000 square feet of re-leased space during the third quarter of 2008, 43.8% increase year to date, compared to a 37.6% increase year to date in 2007

•	8.3% average increase in base rental rates on 56,000 square feet of signed renewals during the third quarter of 2008, 17.6% increase year to date, compared to a 13.2% increase year to date in 2007

•	96.7% occupancy rate for wholly-owned properties, up 0.5% from June 30, 2008

•	Same-space tenant sales for the rolling twelve months ended September 30, 2008 increased 0.3% to $341 per square foot excluding two properties undergoing major renovations

Stanley K. Tanger, Chairman of the Board and Chief Executive Officer, commented, “Our third quarter results were very positive.  Same center net operating income increased 4.7% for the quarter as a result of our continuing efforts to drive rental rates on the renewal and releasing of space.  Our balance sheet is conservatively positioned given current financial and economic conditions”.

Financing Activities and Balance Sheet Summary

On October 23, 2008, Tanger was upgraded by Standard and Poor’s Ratings Services from BBB- to BBB, making it one of only two REITs to receive a ratings upgrade this year.  The company also currently maintains an investment grade rating with Moody’s Investors Service of Baa3.

On June 11, 2008, Tanger closed on a $235.0 million unsecured three year term loan facility.  The facility bears interest at a spread over LIBOR of 160 basis points, with the spread adjusting over time, based upon the debt ratings of the company.

On June 26, 2008, the company used proceeds from the term loan to repay its only remaining mortgage with a principal balance of approximately $170.7 million two weeks ahead of its optional prepayment date.  As a result of the repayment of this mortgage, Tanger’s entire portfolio of wholly-owned properties is now unencumbered.  The remaining proceeds of approximately $62.8 million, net of closing costs, were applied against amounts outstanding on the company’s unsecured lines of credit and to settle two treasury based interest rate lock protection agreements.

On July 9, 2008, Tanger entered into a LIBOR based interest rate swap agreement, which effectively changes the floating rate of interest on $118.0 million of the unsecured three year term loan facility to a fixed rate of 5.21%.  The interest rate swap agreement expires on April 1, 2011.  Subsequently, on September 25, 2008, the company entered into an additional LIBOR based interest rate swap agreement, which effectively changes the floating rate of interest on the remaining $117.0 million of the unsecured three year term loan facility to a fixed rate of 5.30%.  This interest rate swap agreement also expires on April 1, 2011.

As of September 30, 2008, Tanger had $783.3 million of debt outstanding, equating to a 31.2% debt-to-total market capitalization ratio.  The company had $149.5 million outstanding on its $325.0 million in available unsecured lines of credit, and approximately 81% of Tanger’s debt was at fixed interest rates as of September 30, 2008.  During the third quarter of 2008, Tanger continued to maintain a strong interest coverage ratio of 3.92 times, compared to 3.40 times during the third quarter of last year.

Portfolio Operating Results

During the first nine months of 2008, Tanger executed 351 lease documents, totaling 1,521,000 square feet within its wholly-owned properties.  Lease renewals accounted for 1,040,000 square feet, or 77.0% of the square feet which was scheduled to expire during 2008, and generated a 17.6% increase in average base rental rates on a straight-line basis. Base rental increases on re-tenanted space during the first nine months of 2008 averaged 43.8% on a straight-line basis and accounted for the remaining 481,000 square feet.

Same center net operating income increased 4.7% for the third quarter of 2008 and the first nine months of 2008 compared to the same period in 2007.  Excluding two properties undergoing major renovations, reported tenant comparable sales per square foot for the rolling twelve months ended September 30, 2008 were up 0.3% to $341 per square foot, compared to $340 per square foot for the twelve months ended September 30, 2007.  Sales were impacted by the general weakness in the U.S. economy, as well as severe weather and hurricanes during the third quarter of the year.

Investment and Other Activities

In Washington County, south of Pittsburgh, Pennsylvania, Tanger held a very successful grand opening celebration of its second center in the state on August 29, 2008.  The first phase, totaling 370,000 square feet, was approximately 86% leased upon opening.  The Washington County center is wholly owned by Tanger.

On October 23, 2008, Tanger held the grand opening of its center in Deer Park (Long Island), NY.  The initial phase which contains approximately 656,000 square feet of retail space and 26,000 square feet of office space, opened to huge crowds and parking lots filled beyond their capacity.  The retail space at the Deer Park center was approximately 77% leased upon opening.  The Deer Park property is owned through a joint venture of which Tanger and two venture partners each own a one-third interest.

Based upon the tremendous response by customers at both of these centers’ grand opening events, the company feels confident additional tenant interest in the remaining available space will remain high and additional signed leases for both properties will be completed during the first year stabilization period.

Tanger has entered into purchase options on new development sites located in Mebane, North Carolina and Irving, Texas.  Tanger is continuing with its predevelopment work at these locations.  However in October, 2008, Tanger made the decision to terminate its purchase options with respect to its potential sites in Port St. Lucie, Florida and Phoenix, Arizona.  As a result, Tanger will be taking a charge of approximately $1.8 million relating to its predevelopment costs on these projects during the fourth quarter of 2008.

Tanger Elects New Board Member

At its meeting on October 28, 2008, the Nominating and Corporate Governance Committee of the company’s Board of Directors recommended, and the Board of Directors approved, that the number of directors be expanded from six members to seven members, and that Ms. Bridget Ryan Berman shall serve as independent director of the company effective January 1, 2009 until the next Annual Shareholders Meeting.

Ms. Berman was formerly the Chief Executive Officer of Giorgio Armani Corp., the wholly-owned US subsidiary of Giorgio Armani S.p.A., one of the leading fashion and luxury goods groups in the world, from 2006 to 2007.  Previously, she was Vice President/Chief Operating Officer of Apple Computer Retail from 2004 to 2005 and held various executive positions with Polo Ralph Lauren Corporation, including Group President of Polo Ralph Lauren Global Retail, from 1992 to 2004.  Ms. Berman also served in various capacities at May Department Stores, Federated Department Stores, and Allied Stores Corp. from 1982 to 1992.  In addition, Ms. Berman was a member of the board of directors, and served on the audit committee for J. Crew Group, Inc. from 2005 to 2006.

“We are pleased to add to our Board of Directors someone with Ms. Berman’s credentials”, said Steven B. Tanger, President and Chief Operating Officer.  “Ms. Berman’s extensive experience and impressive background in the retail industry will add value and perspective to our board.”

2008 FFO Per Share Guidance

Based on current market conditions and the strength and stability of its core portfolio, the company currently believes its net income for 2008, excluding gains or losses on the sale of real estate, will be between $0.63 and $0.69 per share and its FFO for 2008 will be between $2.35 and $2.41 per share.  The company’s earnings estimates include the impact of the expected write-off of predevelopment costs mentioned above totaling approximately $1.8 million, but do not include the impact of any potential gains on the sale of land parcels or the impact of any potential sales or acquisitions of properties.  The following table provides the reconciliation of estimated diluted net income available to common shareholders per share to estimated diluted FFO per share:
For the twelve months ended December 31, 2008:
	Low Range	High Range
Estimated diluted net income per share	$0.63	$0.69
Minority interest, gain/loss on the sale of real estate,
depreciation and amortization uniquely
significant to real estate including minority interest
share and our share of joint ventures	1.72	1.72
Estimated diluted FFO per share	$2.35	$2.41

Third Quarter Conference Call

Tanger will host a conference call to discuss its third quarter results for analysts, investors and other interested parties on Wednesday, October 29, 2008, at 10:00 A.M. eastern time.  To access the conference call, listeners should dial 1-877-277-5113 and request to be connected to the Tanger Factory Outlet Centers Third Quarter 2008 Financial Results call.  Alternatively, the call will be web cast by CCBN and can be accessed at the company’s web site at http://www.tangeroutlet.com/investorrelations/news.

A telephone replay of the call will be available from October 29, 2008 starting at 1:00 P.M. Eastern Time through 11:59 P.M., November 7, 2008, by dialing 1-800-642-1687 (conference ID # 65292786).  Additionally, an online archive of the broadcast will also be available through November 7, 2008.

About Tanger Factory Outlet Centers

Tanger Factory Outlet Centers, Inc.(NYSE:SKT), a fully integrated, self-administered and self-managed publicly traded REIT, presently owns 30 outlet centers in 21 states coast to coast, totaling approximately 8.8 million square feet of gross leasable area.  Tanger also manages for a fee and owns an interest in three outlet centers containing approximately 1.3 million square feet.  Tanger is filing a Form 8-K with the Securities and Exchange Commission that includes a supplemental information package for the quarter ended September 30, 2008. For more information on Tanger Outlet Centers, visit our web site at www.tangeroutlet.com.

Estimates of future net income per share and FFO per share are by definition, and certain other matters discussed in this press release regarding our re-merchandising strategy, the renewal and re-tenanting of space, tenant sales and sales trends, interest rates, funds from operations, the development and opening of new centers, and coverage of the current dividend may be forward-looking statements within the meaning of the federal securities laws.  These forward-looking statements are subject to risks and uncertainties.  Actual results could differ materially from those projected due to various factors including, but not limited to, the risks associated with general economic and local real estate conditions, the availability and cost of capital, the company’s ability to lease its properties, the company’s inability to collect rent due to the bankruptcy or insolvency of tenants or otherwise, and competition.  For a more detailed discussion of the factors that affect our operating results, interested parties should review the Tanger Factory Outlet Centers, Inc. Annual Report on Form 10-K for the fiscal year ended December 31, 2007.

TANGER FACTORY OUTLET CENTERS, INC AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except per share data)
(Unaudited)

	Three months ended			Nine months ended
	September 30,			September 30,
	2008		2007	2008		2007
REVENUES
Base rentals (a)		$40,519	$37,207		$116,374	$108,614
Percentage rentals		1,811	2,305		4,109	5,434
Expense reimbursements		18,277	16,719		51,447	47,496
Other income		2,166	2,155		5,124	5,243
Total revenues		62,773	58,386		177,054	166,787
EXPENSES
Property operating		20,678	19,158		57,422	53,893
General and administrative		6,217	4,916		17,165	14,096
Depreciation and amortization		15,320	14,941		45,593	48,870
Total expenses		42,215	39,015		120,180	116,859
Operating income		20,558	19,371		56,874	49,928
Interest expense (b)		9,147	10,087		28,191	30,215
Loss on settlement of US treasury rate locks		---	---		8,910	---
Income before equity in earnings of
unconsolidated joint ventures, minority
interest and discontinued operations		11,411	9,284		19,773	19,713
Equity in earnings of unconsolidated joint ventures		596	461		1,548	1,030
Minority interests in operating partnership		(1,729)	(1,370)		(2,794)	(2,716)
Income from continuing operations		10,278	8,375		18,527	18,027
Discontinued operations, net of minority interest (c)		---	22		---	76
Net income		10,278	8,397		18,527	18,103
Preferred share dividends		(1,406)	(1,406)		(4,219)	(4,219)
Net income available to common shareholders		$8,872	$6,991		$14,308	$13,884

Basic earnings per common share:
Income from continuing operations		$.29	$.23		$.46	$.45
Net income		$.29	$.23		$.46	$.45

Diluted earnings per common share:
Income from continuing operations		$.28	$.22		$.45	$.44
Net income		$.28	$.22		$.45	$.44

Funds from operations available to
common shareholders (FFO)		$26,455	$23,929		$64,375	$67,386
FFO per common share – diluted		$.70	$.64		$1.70	$1.80

Summary of discontinued operations (c)
Operating income from discontinued operations	$	---	$26	$	---	$91
Gain on sale of real estate		---	---		---	---
Income from discontinued operations		---	26		---	91
Minority interest in discontinued operations		---	(4)		---	(15)
Discontinued operations, net of minority interest	$	---	$22	$	---	$76

(a) Includes straight-line rent and market rent adjustments of $957 and $1,033 for the three months ended and $2,924 and $3,192 for the nine months ended September 30, 2008 and 2007, respectively.
(b) Includes prepayment premium of $406 for the nine months ended September 30, 2008 related to the repayment of our only remaining mortgage which had a principal balance of $170.7 million.
(c) In accordance with SFAS No. 144”Accounting for the Impairment or Disposal of Long Lived Assets,” the results of operations for properties disposed of or classified as held for sale during the above periods in which we have no significant continuing involvement have been reported above as discontinued operations for all periods presented.

TANGER FACTORY OUTLET CENTERS, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(in thousands, except share data)
(Unaudited)

	September 30,	December 31,
	2008	2007
ASSETS:
Rental property
Land	$135,688	$130,075
Buildings, improvements and fixtures	1,233,680	1,104,459
Construction in progress	16,377	52,603
	1,385,745	1,287,137
Accumulated depreciation	(345,577)	(312,638)
Rental property, net	1,040,168	974,499
Cash and cash equivalents	3,753	2,412
Investments in unconsolidated joint ventures	12,145	10,695
Deferred charges, net	39,854	44,804
Other assets	28,811	27,870
Total assets	$1,124,731	$1,060,280

LIABILITIES, MINORITY INTEREST AND SHAREHOLDERS’ EQUITY:
Liabilities
Debt
Senior, unsecured notes (net of discount of $701 and $759, respectively)	$398,799	$498,741
Unsecured term loan	235,000	---
Mortgages payable (including a debt premium of $0 and $1,046, respectively)	---	173,724
Unsecured lines of credit	149,500	33,880
Total debt	783,299	706,345
Construction trade payables	22,840	23,813
Accounts payable and accrued expenses	46,573	47,185
Total liabilities	852,712	777,343

Commitments
Minority interest in operating partnership	31,678	33,733

Shareholders’ equity
Preferred shares, 7.5% Class C, liquidation preference $25 per share, 8,000,000 shares authorized, 3,000,000 shares issued
and outstanding at September 30, 2008 and December 31, 2007	75,000	75,000
Common shares, $.01 par value, 150,000,000 shares authorized,
31,664,401 and 31,329,241 shares issued and outstanding
at September 30, 2008 and December 31, 2007, respectively	317	313
Paid in capital	357,698	351,817
Distributions in excess of earnings	(192,601)	(171,625)
Accumulated other comprehensive loss	(73)	(6,301)
Total shareholders’ equity	240,341	249,204
Total liabilities, minority interest and shareholders’
equity	$1,124,731	$1,060,280

TANGER FACTORY OUTLET CENTERS, INC. AND SUBSIDIARIES
SUPPLEMENTAL INFORMATION
(in thousands, except per share, state and center information)
(Unaudited)

	Three months ended		Nine months ended
	September 30,		September 30,
	2008	2007	2008	2007
FUNDS FROM OPERATIONS (a)
Net income	$10,278	$8,397	$18,527	$18,103
Adjusted for:
Minority interest in operating partnership	1,729	1,370	2,794	2,716
Minority interest, depreciation and amortization
attributable to discontinued operations	---	52	---	160
Depreciation and amortization uniquely significant to
real estate – consolidated	15,219	14,865	45,335	48,641
Depreciation and amortization uniquely significant to
real estate – unconsolidated joint ventures	635	651	1,938	1,985
Funds from operations (FFO)	27,861	25,335	68,594	71,605
Preferred share dividends	(1,406)	(1,406)	(4,219)	(4,219)
Funds from operations available to common
shareholders	$26,455	$23,929	$64,375	$67,386
Funds from operations available to common
shareholders per share - diluted	$.70	$.64	$1.70	$1.80

WEIGHTED AVERAGE SHARES
Basic weighted average common shares	31,129	30,847	31,059	30,805
Effect of exchangeable notes	487	235	487	235
Effect of outstanding options	123	188	149	217
Effect of unvested restricted share awards	132	130	138	144
Diluted weighted average common shares (for earnings
per share computations)	31,871	31,400	31,833	31,401
Convertible operating partnership units (b)	6,067	6,067	6,067	6,067
Diluted weighted average common shares (for funds
from operations per share computations)	37,938	37,467	37,900	37,468

OTHER INFORMATION
Gross leasable area open at end of period -
Wholly owned	8,823	8,363	8,823	8,363
Partially owned – unconsolidated	667	667	667	667
Managed	---	229	---	229

Outlet centers in operation -
Wholly owned	30	30	30	30
Partially owned – unconsolidated	2	2	2	2
Managed	---	2	---	2

States operated in at end of period (c)	21	21	21	21
Occupancy at end of period (c) (d)	96.7%	97.3%	96.7%	97.3%

(a)
FFO is a non-GAAP financial measure.  The most directly comparable GAAP measure is net income (loss), to which it is reconciled.  We believe that for a clear understanding of our operating results, FFO should be considered along with net income as presented elsewhere in this report.  FFO is presented because it is a widely accepted financial indicator used by certain investors and analysts to analyze and compare one equity REIT with another on the basis of operating performance.  FFO is generally defined as net income (loss), computed in accordance with generally accepted accounting principles, before extraordinary items and gains (losses) on sale or disposal of depreciable operating properties, plus depreciation and amortization uniquely significant to real estate and after adjustments for unconsolidated partnerships and joint ventures.  We caution that the calculation of FFO may vary from entity to entity and as such the presentation of FFO by us may not be comparable to other similarly titled measures of other reporting companies.  FFO does not represent net income or cash flow from operations as defined by accounting principles generally accepted in the United States of America and should not be considered an alternative to net income as an indication of operating performance or to cash flows from operations as a measure of liquidity.  FFO is not necessarily indicative of cash flows available to fund dividends to shareholders and other cash needs.

(b)	The convertible operating partnership units (minority interest in operating partnership) are not dilutive on earnings per share computed in accordance with generally accepted accounting principles.

(c)	Excludes Myrtle Beach, South Carolina Hwy 17 and Wisconsin Dells, Wisconsin properties which are operated by us through 50% ownership joint ventures.

(d)
Excludes our wholly-owned, non-stabilized center in Washington, Pennsylvania for the 2008 periods and excludes our wholly-owned, non-stabilized center in Charleston, South Carolina for the 2007 periods.